EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
JULY 16, 2021

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2021

Second Quarter 2021 results:

For the quarter ended June 30, 2021, net income for the Company totaled $5.9 million, or $0.64 per share, compared to $4.4 million, or $0.49 per share, earned in the second quarter of 2020. The increase in earnings is primarily the result of a decrease in provision for loan losses due to a higher level of provision in 2020 as a result of the onset of the COVID-19 pandemic and a reduction in interest expense due to declines in market interest rates.

Second quarter 2021 loan interest income was $443 thousand lower than second quarter 2020. The decrease is primarily due to a reduction in interest rates, offset in part by $1.3 million of fees recognized from Paycheck Protection Program (PPP) loans during the second quarter of 2021. Deposit interest expense declined $774 thousand during this same time period, primarily due to market rate declines offset in part by increases in deposit balances. Second quarter 2021 net interest income totaled $14.2 million, an increase of $492 thousand, or 4%, compared to the same quarter a year ago. The Company’s net interest margin was 2.84% for the quarter ended June 30, 2021 as compared to 3.10% for the quarter ended June 30, 2020, as growth in deposits was reinvested in loans and investments at lower market interest rates.

A credit for loan losses of ($20) thousand was recognized in the second quarter of 2021 as compared to a provision for loan losses of $1.6 million in the second quarter of 2020. Net loan recoveries totaled $6 thousand for the quarter ended June 30, 2021 compared to net loan charge offs of $471 thousand for the quarter ended June 30, 2020. The credit for loan losses was primarily due to improving economic conditions. The provision for loan losses in 2020 was primarily due to the onset of the COVID-19 pandemic.

As the economic conditions due to the COVID-19 pandemic continue to evolve, our customers may experience decreased revenues, which may correlate to an inability to make timely loan payments or maintain payroll. This, in turn, could adversely impact the revenues and earnings of the Company by, among other things, requiring increases in our allowance for loan losses and increases in the level of charge-offs in our loan portfolio. The COVID-19 pandemic has more significantly impacted the Company’s hospitality and fitness center loans. As of June 30, 2021, approximately 6.8% of our loan portfolio is associated with these industries. There have been requests for loan payment modifications, mainly in 2020, due to the COVID-19 pandemic and these modifications were primarily related to payment deferrals or interest only payments. The total loans still in the modification period were approximately $15.3 million as of June 30, 2021. In addition to these modifications, certain types of government guaranteed loans originated under the PPP of approximately $37.6 million are outstanding as of June 30, 2021. Fee income from PPP loans of $1.3 million was recognized into interest income for the three months ended June 30, 2021. As of June 30, 2021, the Company has $2.3 million of unrecognized net PPP loan fees and costs that are amortizing to interest income over the remaining life of the PPP loans. The federal government is providing numerous other programs to lessen the effects of COVID-19 on the economy and, in turn, our loan portfolio.

Noninterest income for the second quarter of 2021 totaled $2.6 million as compared to $2.4 million in the second quarter of 2020, an increase of 9%. The increase in noninterest income was primarily due to an increase in wealth management income and partially offset by a decrease in gains on sale of residential loans held for sale as refinancing has slowed.

Noninterest expense for the second quarter of 2021 totaled $9.4 million compared to $9.1 million recorded in the second quarter of 2020, an increase of 3%. The increase is primarily due to an increase in FDIC insurance assessments, professional fees and losses on other real estate owned. The efficiency ratio was 56.0% for the second quarter of 2021 as compared to 56.5% in the second quarter of 2020.

Income tax expense for the second quarter of 2021 totaled $1.5 million compared to $1.0 million recorded in the second quarter of 2020. The effective tax rate was 21% and 19% for the quarters ended June 30, 2021 and 2020, respectively. The lower than expected tax rate in 2021 and 2020 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Six Months 2021 results:

For the six months ended June 30, 2021, net income for the Company totaled $11.9 million or $1.30 per share, compared to $8.0 million or $0.87 per share earned in 2020. The increase in earnings is primarily the result of a decrease in provision for loan losses due to a higher level of provision in 2020 as a result of the onset of the COVID-19 pandemic and a reduction in interest expense due to declines in market interest rates.

For the six months ended June 30, 2021 loan interest income was $1.0 million lower than the first six months of 2020. The decrease is primarily due to a reduction in interest rates, offset in part by $2.2 million of fees recognized from PPP loans, an increase in average loan balances, and $347 thousand of recognized nonaccrual interest income. Deposit interest expense decreased $2.1 million, primarily due to market interest rate decreases. The net interest income for the six months ended June 30, 2021 totaled $27.8 million, an increase of $1.1 million, or 4%, compared to the same period a year ago. The Company’s net interest margin was 2.85% for the six months ended June 30, 2021 as compared to 3.14% for the six months ended June 30, 2020, as growth in deposits was reinvested in loans and investments at lower market interest rates.

A credit for loan losses of ($446) thousand was recognized in the six months ended June 30, 2021 as compared to a provision for loan losses of $3.9 million for the six months ended June 30, 2020. Net loan recoveries totaled $124 thousand for the six months ended June 30, 2021 compared to net loan charge offs of $497 thousand for the six months ended June 30, 2020. The credit for loan losses was primarily due to loan recoveries, a reduction in a specific reserve and lower loan balances from year-end. The provision for loan losses in 2020 was primarily due to the onset of the COVID-19 pandemic.

Noninterest income for the six months ended June 30, 2021 and 2020 totaled $5.1 million for both periods. Wealth management income increased, but was offset by a decrease in securities gains when comparing periods.

Noninterest expense for the six months ended June 30, 2021 totaled $18.4 million compared to $18.1 million for the six months ended June 30, 2020, an increase of 1%. Most of the increase was related to an increase in FDIC insurance assessments and professional fees, offset by a decrease in salaries and employee benefits primarily due to a reduction in the number of personnel. The efficiency ratio was 55.9% and 57.1% for the six months ended June 30, 2021 and 2020, respectively.

Income tax expense for the six months ended June 30, 2021 and 2020 totaled $3.1 million and $1.8 million, respectively. The effective tax rate was 21% and 18% for the six months ended June 30, 2021 and 2020, respectively. The lower than expected tax rate in 2021 and 2020 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of June 30, 2021, total assets were $2.1 billion, an increase of $188.5 million, as compared to June 30, 2020. This increase in assets is primarily due to investment securities and was funded by growth in our deposits due in part to federal government stimulus programs and a lack of other desirable fixed income alternatives for our customers.

Securities available-for-sale as of June 30, 2021 increased to $740.1 million from $513.6 million as of June 30, 2020. The increase in securities available-for-sale is primarily due to purchases of treasuries, mortgage-backed securities, and municipals as deposit growth was deployed.

Net loans as of June 30, 2021 decreased 2%, to $1.12 billion, as compared to $1.15 billion as of June 30, 2020. The decrease was primarily due to a reduction in PPP and agricultural loans, offset in part by increases in the commercial real estate loan portfolio. PPP loans totaled $37.6 million and $78.3 million as of June 30, 2021 and 2020, respectively. Impaired loans were $12.7 million and $17.9 million as of June 30, 2021 and 2020, respectively. Loans classified as substandard were $38.7 million and $21.3 million as of June 30, 2021 and 2020, respectively. Loans classified as watch and special mention totaled $157.0 million and $190.2 million as of June 30, 2021 and 2020, respectively. The increase in substandard loans relate mainly to the weakened economy due to the COVID-19 pandemic. The allowance for loan losses on June 30, 2021 totaled $16.9 million, or 1.48% of gross loans, compared to $16.0 million, or 1.37% of gross loans, as of June 30, 2020. The increase in the allowance for loan losses is mainly due to an increase in specific reserves and impacts associated with the COVID-19 pandemic. PPP loans are government guaranteed and the impact on the allowance for loan loss was not significant. Additional increases in the allowance for loan losses and charge-offs are possible if the effects of the COVID-19 pandemic negatively impact our loan portfolio.

Deposits totaled $1.83 billion as of June 30, 2021, an increase of 11%, compared to $1.64 billion recorded as of June 30, 2020. The growth in deposits is primarily due to increases in core deposits, including retail and commercial funds. Balances fluctuate as customer’s liquidity needs vary and could be impacted by additional government stimulus or distressed economic conditions.

The Company’s stockholders’ equity represented 10.1% of total assets as of June 30, 2021. Total stockholders’ equity was $210.1 million as of June 30, 2021, compared to $201.2 million as of June 30, 2020. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends, offset in part by a reduction in accumulated other comprehensive income.

Shareholder Information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Annualized return on average assets	1.12%	0.94%	1.16%	0.88%

Annualized return on average equity	11.39%	9.09%	11.46%	8.27%

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $24.51 on June 30, 2021. During the second quarter of 2021, the price ranged from $24.20 to $26.21.

On July 14, 2021, the Company declared a quarterly cash dividend on common stock, payable on August 13, 2021 to stockholders of record as of July 30, 2021, equal to $0.26 per share. Dividends in the future may be reduced or eliminated if the COVID-19 pandemic has an adverse effect on net income or the affiliate banks’ capital ratios are negatively affected from balance sheet growth related to additional government stimulus programs.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  the substantial negative impact of the COVID-19 pandemic on national, regional and local economies in general and on our customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 pandemic or as dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	June 30,	June 30,
ASSETS	2021	2020

Cash and due from banks	$24,890	$32,528
Interest-bearing deposits in financial institutions and federal funds sold	141,282	145,991
Securities available-for-sale	740,102	513,616
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,427	3,155
Loans receivable, net	1,124,435	1,146,046
Loans held for sale	311	2,033
Bank premises and equipment, net	16,925	17,629
Accrued income receivable	9,596	10,801
Bank-owned life insurance	2,950	2,879
Deferred income taxes, net	323	-
Other intangible assets, net	2,813	3,525
Goodwill	12,424	12,424
Other assets	5,982	6,345

Total assets	$2,085,460	$1,896,972

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$375,735	$332,286
Interest-bearing checking	564,268	483,066
Savings and money market	658,482	553,547
Time, $250 and over	49,430	69,190
Other time	183,484	205,454
Total deposits	1,831,399	1,643,543

Securities sold under agreements to repurchase	33,268	36,893
FHLB advances	3,000	3,000
Deferred income taxes, net	-	1,195
Accrued expenses and other liabilities	7,671	11,191
Total liabilities	1,875,338	1,695,822

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,122,747 shares as of June 30, 2021 and June 30, 2020	18,245	18,245
Additional paid-in capital	17,002	17,002
Retained earnings	165,466	151,910
Accumulated other comprehensive income	9,409	13,993
Total stockholders' equity	210,122	201,150

Total liabilities and stockholders' equity	$2,085,460	$1,896,972

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Interest and dividend income:
Loans, including fees	$12,127	$12,570	$24,111	$25,157
Securities
Taxable	2,212	1,918	4,201	3,739
Tax-exempt	823	954	1,667	1,864
Other interest and dividend income	169	196	347	713

Total interest and dividend income	15,331	15,638	30,326	31,473

Interest expense:
Deposits	1,124	1,898	2,418	4,548
Other borrowed funds	35	60	72	199

Total interest expense	1,159	1,958	2,490	4,747

Net interest income	14,172	13,680	27,836	26,726

Provision (credit) for loan losses	(20)	1,567	(446)	3,883

Net interest income after provision (credit) for loan losses	14,192	12,113	28,282	22,843

Noninterest income:
Wealth management income	1,145	909	2,077	1,771
Service fees	347	305	680	746
Securities gains, net	-	44	-	430
Gain on sale of loans held for sale	380	572	884	839
Merchant and card fees	556	410	1,020	836
Other noninterest income	208	188	481	437

Total noninterest income	2,636	2,428	5,142	5,059

Noninterest expense:
Salaries and employee benefits	5,772	5,813	11,279	11,588
Data processing	1,310	1,336	2,682	2,527
Occupancy expenses, net	639	657	1,367	1,348
FDIC insurance assessments	148	50	287	50
Professional fees	515	397	911	741
Business development	254	182	491	446
Intangible asset amortization	160	217	320	434
New markets tax credit projects amortization	159	146	319	291
Other operating expenses, net	457	301	764	724

Total noninterest expense	9,414	9,099	18,420	18,149

Income before income taxes	7,414	5,442	15,004	9,753

Income tax expense	1,535	1,015	3,102	1,771

Net income	$5,879	$4,427	$11,902	$7,982

Basic and diluted earnings per share	$0.64	$0.49	$1.30	$0.87

Declared dividends per share	$0.26	$-	$0.51	$0.25